FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) dated as of this 3rd day of May, 2012, is entered into by and among John C. Textor, an individual resident of the State of Florida (the “Borrower”), PBC Digital Holdings II, LLC, a Delaware limited liability company (“PBC Digital”), Thomas J. Morrison Article IX A Trust dated 12/10/2002, Thomas J. Morrison Trust dated 1/11/76, Glenmore Enterprise, Inc., and Carlos Morrison (collectively, the “Morrison Lenders”, and together with PBC Digital, the “Lenders”), and PBC JT, LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with any successor administrative agent, the “Administrative Agent”) with respect to that Loan Agreement dated as of November 22, 2011 by and among the Administrative Agent, Lenders and Borrower (the “Loan Agreement”).

(1) WHEREAS, the Lenders loaned to Borrower the aggregate amount of Ten Million Three Dollars ($10,000,003), plus an additional amount equal to closing costs of such loan sufficient to make the amount of net proceeds distributable to the Borrower to equal Ten Million Three Dollars ($10,000,003);

(2) WHEREAS, the Loans are secured by, among other things, the Stock Collateral by the Borrower to the Administrative Agent for the ratable benefit of the Lenders;

(3) WHEREAS, the Borrower has requested that PBC Digital loan an additional Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional Loan”) by amending and restating the PBC Note in the form attached hereto as Exhibit A (as so amended, the “A/R PBC Note”);

(4) WHEREAS, in light of the foregoing PBC Digital has agreed to make the Additional Loan and the Lenders have agreed to the consummation of the Additional Loan to the Borrower pursuant to the terms set forth herein:

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Borrower and the Lenders agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2.  Amendments to Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

A. Notwithstanding anything to the contrary in the Loan Agreement, all references in the Loan Agreement to the “PBC Note” shall mean the A/R PBC Note.

B. Notwithstanding anything to the contrary in the Loan Agreement, all references in the Loan Agreement to the “Loans” shall mean the amounts funded pursuant to the Morrison Notes and the A/R PBC Note.

C. Notwithstanding anything to the contrary in the Loan Agreement, the defined term “Termination Date” shall mean (i) with respect to the Additional Loan, June 4, 2012 and (ii) with respect to all other Loans, the earlier of August 31, 2012 and the date of termination in whole of the Loans pursuant to Section 2.03 or 6.01.

D. Schedule 2.01(a) shall be amended to be:

Schedule 2.01(a)

Lender Loan Amounts

Lender	Amount
PBC Digital Holdings II, LLC	$10,586,301.50
Thomas J. Morrison Article IX A Trust Dated 12/10/2002	$500,000.00
Thomas J. Morrison Trust Dated 1/11/76	$500,000.00
Glenmore Enterprises, Inc.	$500,000.00
Carlos C. Morrison	$500,000.00

3.  Representations and Warranties of Borrower. Borrower hereby represents and warrants that:

(a)  the execution, delivery and performance by Borrower of this Amendment is within his powers, has been duly authorized by all necessary action and does not violate, conflict or cause a breach of default under any agreement binding upon Borrower and this Amendment constitutes a valid and binding obligation of Borrower enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or secured parties’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b)  Borrower hereby represents and warrants that each of the representations and warranties of the Borrower contained in each Loan Document to which he is a party are correct on and as of the date hereof, before and after giving effect to the Additional Loan and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

4.  Conditions Precedent. This Amendment shall be effective upon:

(a)  The execution and delivery of this Amendment by the Lenders, Borrower and Administrative Agent;

(b)  There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect on any Loan Party;

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(c) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel and accountants to the Administrative Agent and the Lenders);

(d)  The representations and warranties of the Loan Parties contained in each Loan Document to which it is a party shall be correct on and as of the date hereof, before and after giving effect to the Additional Loan and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date; and

(e)  No Default has occurred and is continuing, or would result from the Borrower borrowing the Additional Loan or from the application of the proceeds therefrom.

5.  Reference To And Effect Upon The Loan Agreement.

(a)   The Loan Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed, including, without limitation, the Pledge Agreement. Borrower specifically covenants and agrees that the obligations pursuant to the A/R PBC Note are “Liabilities” as defined in the Pledge Agreement.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Loan Agreement or any Loan Document, nor constitute a waiver or amendment of any provision of the Loan Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Loan Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.

6.  Jurisdiction, Etc. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state court located within State of Delaware or the United States District Court for Delaware, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, Borrower waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to Borrower, at Borrower’s address set forth on the signature page hereto. Borrower hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

7.  Governing Law. This Amendment and the A/R PBC Note shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply.

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8.  Waiver of Jury Trial. Each of the Borrower and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans, or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

9.  Headings. Headings and captions used in this Amendment are included for convenience of reference only and shall not be given any substantive effect.

10.  Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Signatures by facsimile and electronic mail shall bind the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized by their respective duly authorized officers or other authorized signatories as of the year and date first written above.

BORROWER:

/s/ John C. Textor

John C. Textor, individually

Address: 2959 SE St Lucie Blvd, Stuart FL 34997

ADMINISTRATIVE AGENT:

PBC JT, LLC

By PBC GP III, LLC, its Manager

By: /s/ Nathan S. Ward

Name: Nathan S. Ward

Title: Manager

LENDERS:

PBC DIGITAL HOLDINGS II, LLC

By PBC GP III, LLC, its Manager

By: /s/ Nathan S. Ward

Name: Nathan S. Ward

Title: Manager

THOMAS J. MORRISON ARTICLE IX A

TRUST DATED 12/10/2002

By: /s/ Thomas J. Morrison

Name:

Title:

THOMAS J. MORRISON TRUST DATED

1/11/76

By: /s/ Thomas J. Morrison

Name:

Title:

GLENMORE ENTERPRISES, INC.

By: /s/ Carlos Morrison

Name:

Title:

/s/ Carlos Morrison

Carlos Morrison, individually